Exhibit 99.2

Solésence Third Quarter 2025 Financial Results Conference Call Outline

Operator

Good day. Thank you for standing by. Welcome to the Solésence third quarter 2025 conference call.

[Operator Instructions]

Today's call is being recorded.

During this call, management will make statements that include forward-looking statements within the meaning of the federal securities laws, which are pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

This conference call may contain statements that reflect the company's current beliefs, and a number of important factors could cause actual results for future periods to differ materially from those stated on this call.

These important factors include without limitation, a decision of the customer to cancel purchase order or supplies, agreement, demand for an acceptance of the company's personal care, ingredients, advanced materials and formulated products, changes in development and distribution relationships, the impact of competitive products and technology, possible disruption in commercial activities occasioned by public health issues, terrorist activity and armed conflict and other risks indicated in the company's filings with the Securities and Exchange Commission.

Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

I’ll now hand the conference over to Kevin Cureton, President and Chief Executive Officer. Please go ahead, sir.

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Kevin Cureton

Thank you, operator. And thank you to all of our investors, teammates, and friends joining us today. We have a lot to cover, so we appreciate your time, patience, and attention.

Today is a meaningful moment in the history of Solésence. This is my first opportunity to speak with you since stepping into the role of President and Chief Executive Officer. I am truly honored to take on this responsibility and energized by the incredible talent of our team and the strong opportunities ahead to continue growing profitably with our brand partners.

It is also a significant moment for another reason. Today marks Jess’ final earnings call as a member of the Solésence leadership team. Many of you may know that Jess and I began this journey together in 2012, when he brought me in to help chart a new path forward. The conversations we had during that interview process about transforming the business from a materials company into a product-focused organization became the foundation of what Solésence is today.

Jess has been an exceptional partner to me and to all of us, working tirelessly to ensure we had the financial strength to grow, innovate, and establish ourselves as a leader in beauty innovation.

With that, I’d like to turn it over to Jess for a few remarks. Jess?

Jess Jankowski

Thanks Kevin. Since this will be my final earnings call, I’d like to briefly touch on my time at Solésence and why now is the right time for Kevin to lead the company going forward.

Over the past decade, Solésence pioneered the skin health and mineral-based beauty industry establishing more than 90 globally issued patents across four technology platforms.

By collaborating with our brand partners, the use of mineral-based active ingredients in beauty products has become more widespread. Now, we’re seeing more and more brands infuse their products with SPF technology.

We’ve grown at a CAGR of greater than 7X as compared to our addressable market in the skin care, color cosmetics and sun care cosmetic areas, and have won 8 awards for product and technology innovation so far and are sure to win more.

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Now, we are the industry leader in this space. And as I pass the torch to Kevin, we believe we can expand on this position for several reasons:

•	First, the complexity and difficult logistics that go into creating these types of products means that our industry has substantial barriers to entry that limit the number of potential competitors.

•	Second, we possess a unique mix of expertise, best-in-class technology, and manufacturing capabilities, that very few can match.

•	And third, Solésence will maintain the same relentless commitment to scientific excellence and innovation that has always driven us.

As I’ve reflected on my time here, I couldn’t be more gratified by what we’ve accomplished. The transformation of Solésence is a testament to the hard work and dedication of our team, and I’m grateful for having the opportunity to work alongside so many talented individuals. It has been no less than a privilege.

This includes Kevin, with whom I have worked closely for over a decade. With his extensive industry experience, deep expertise and vision, I’m confident that he is the right person to lead Solésence into this next exciting era of growth.

I will now pass the call to Kevin, who will provide a summary of the quarter as well as the vision and outlook for the company. Kevin?

Kevin Cureton

Thank you, Jess for your partnership. And again, congratulations! Turning now to our work today. I have been honored to be in leadership positions with Solésence for over a decade, including leading the founding and development of our core Consumer Beauty, Health and Wellness business, which has grown into the company we are today.

While that journey and the accomplishments Jess covered have all been important achievements, and we should feel rewarded, our entire organization knows we have much work ahead of us as evidenced by our third quarter results. The third quarter of 2025 represented the first quarter in almost two years where we did not have a year-over-year revenue increase. Admittedly, Q3 2024 was a record quarter for our company in both revenue and profitability, and represented the level of profitability and performance we expect - so the comparison was going to be difficult. However, we remain confident in our ability, both on a near-term and a long-term basis, to continue growing at a multiple of the industry's growth rate and to remain highly profitable while doing so.

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Our confidence is reinforced by the growth plans of our strategic brand partners. Without exception, each of them is expecting to outperform the market, in the same manner as they have over the previous two years. Our products are important drivers for these companies’ revenue, typically representing 30 – 60% of their business volume. So, their success is our success. These brands are winning in the key retail segments where consumers want to buy beauty products – specifically at specialty beauty retailers and through TikTok and Amazon. Revenue growth combined with best-in-class profitability comes from the combination of the changes we’ve made in our leadership and our organization’s structure. We believe three factors have hindered our ability to generate profitable growth. These are (1) product design, (2) labor efficiency, and (3) inventory control. I’ll now touch on each of these areas in greater detail and how we addressed them by our recent changes.

First, product design is related to having exacting specifications not just in terms of what the product is made from, but also how it will be manufactured and how it will perform. For the Solésence business, this is more complex because unlike many other beauty products, the products produced by Solésence are considered over the counter drug products. They must meet product performance criteria similar to what is required of prescription drug products, while ensuring that the product delivers a joyful experience such that the consumer will buy it again and again. And we must be able to make it consistently at high volume at a cost that’s 20% or less of the retail value. Our ability to deliver on these criteria gives us a sustainable competitive advantage which protects our business position and is a critical factor to achieving profitability standards we expect. Every day, on millions of units annually, we meet this standard. However, when we have underperformed in this area, it was a significant factor in our results.

During the end of Q2 and all of Q3, we reorganized the team responsible for ensuring product integrity, creating a newly unified group accountable for product design from the initiation of the product concept all the way to product shipment. This unified group - the innovation and product integrity group - is a combination of the R&D and quality departments. Through the unification of this group under one leader, we have already seen improvements in both clarity of product requirements and control to ensure that products are made right the first time. The new leader, Yoana Dvorzsak, who was just appointed as Vice President of Innovation & Product Integrity, is also being recognized by the renowned Cosmetic Executive Women’s group, or CEW, as they are more commonly known, as a 2025 Innovator Honoree. This honor reflects not just our confidence in Yoana‘s ability to help us drive more profitable growth, but also the industry’s awareness of her exceptional capabilities.

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Moving on to the next area of improvement, labor efficiency, this issue has long impacted our direct profit performance. To be clear, this is not just direct labor cost but also is impacted by our maintenance and engineering efforts that drive both uptime and throughput. As some of you know, we began investments in this area almost two years ago. These investments have included automating our processes and implementing overall equipment effectiveness, or OEE, which is a key metric for managing our manufacturing processes. While these investments initially enabled a significant improvement in capacity, it was only during Q3 that we finally started to see the positive impact on labor efficiency.

Those improvements enabled our company to reorganize its operating schedule, virtually eliminating overtime expenses while maintaining improved operating capacity and flexibility. These improvements were reflected in a reduction of the average labor cost per unit by close to 25% on a year-over-year basis, and an increase in our OEE performance by 10 percentage points. We further strengthened this area by reorganizing the reporting structure, which was partly enabled by consolidating our three facilities down to two. The consolidation alone will yield a mid-six-figure reduction in annual operating costs. We further expect that the labor efficiency savings will contribute to a similar high six-figure to low seven-figure reduction in direct labor expense on an annual basis as we move forward.

Finally, and perhaps most impactful, is our inventory control. The change in the scope and scale of our customer base has brought a change in the scope and scale of both the number of raw materials and components that we purchase and the number of products that we produce.

To put it in perspective, just six years ago, we generated 80% of our revenue - $8 million - from 40 products built around a dozen raw materials. In fact, 60% of our revenue resulted from just five products built around three raw materials. Fast-forward to today, 80% of our revenue - approximately $50 million - is generated by over 300 products and well over 1500 different raw materials and components.

It’s easy to see how this change, when not effectively managed, can negatively impact our ability to realize the full profit potential of our company. I’ll now briefly describe how some of the initial changes that have been put in place will help drive profitable growth.

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The change we have made in manufacturing leadership now allows the most senior leaders in operations to be focused on addressing our supply chain challenges. Some of the first work that has occurred here is to increase material surveillance and control, resulting in almost daily tracking of variances that could occur through materials handling, consumption of materials in batch making, or spillage and waste. By increasing surveillance, we’re now able to capture the significant issues that can contribute to negative income and put in more impactful corrective actions.

There is still much more to be done, but I’m confident in the ability of our teams, who’s leadership is now comprised of people with direct experience in the beauty and personal care industry and come from organizations that are some of the largest and best operated in the business.

I’ll now turn the call over to Laura, who will provide a recap of our financial performance, Laura?

Laura Riffner

Q3 Financial Results Review

Thank you, Kevin, and good morning everyone. I’m pleased to be joining you on today’s call.

Revenue for the third quarter was $14.5 million, a decrease of 14% year-over-year amidst a general softening in the industry reflecting the shift in consumer behaviors. As Kevin mentioned earlier, last year’s third quarter was a record quarter creating a challenging comparable as our customers adjusted their inventory levels as compared to the third quarter of 2024.

In the third quarter, our shipped and open orders, which represent the total value of customer orders that we’ve either already shipped or are still awaiting fulfillment in 2025, is currently $64 million, compared to $34 million in the third quarter of last year, and $60 million in the second quarter of 2025.

Gross profit in the third quarter was $3.4 million, compared to $6.1 million in the third quarter of 2024. Gross margin was 23%, compared to 36% for the same period last year. The decrease was related to manufacturing operating inefficiencies and facilities improvements.

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Operating expenses in the third quarter totaled $4.2 million, compared to $2.9 million in the third quarter of 2024. The increase is due to increased employee-related costs, legal costs, allowance for credit loss, severance costs and costs related to our uplisting to Nasdaq in 2025.

During the third quarter, other income included an adjusted payment of $1.2 million relating to funds received from U.S. Department of the Treasury under the Employee Retention Credit (ERC) program, along with approximately $300,000 in interest received related to the delayed payment. The ERC is a refundable payroll tax credit made available under the CARES Act and subsequent legislation. Interest income included interest paid relating to this amount of about $200,000 in the third quarter 2025. The ERC payments and related interest did not apply to 2024. [COMPANY CORRECTION: THE ERC CREDIT WAS RECEVIED IN THE SECOND QUARTER OF 2025]

Solésence reported a net loss of $1.1 million, compared to net income of $3 million in the third quarter of 2024.

Adjusted EBITDA for the quarter was a loss of $435,000, compared to adjusted EBITDA of $3.6 million for the third quarter of last year.

As Kevin noted, we made significant improvements to our business operations that will enable us to grow and deliver the highest quality products to our brand partners more efficiently and from a greater cost position.

That concludes our opening remarks. Operator, you may open the call for questions.

Operator

[Question and Answer Session]

EDITED TRANSCRIPT

Solésence Inc Earnings Call

NOVEMBER 11, 2025

7:30AM CDT

COMPANY PARTICIPANTS

Kevin Cureton Solésence Inc – President and Chief Executive Officer

Jess Jankowski Solésence Inc – Board Advisor

Laura Riffner Solésence Inc - Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Wayne Ruen - Investor

Ronald Richards - Investor

Tony Ruben – Investor/Analyst

Stefano Bolis - Investor

Operator

(Operator Instructions)

Wayne Ruen.

Wayne Ruen - Investor

Congratulations, Jess. I hope your retirement goes well. I probably won't bump into you at Wrigley Field. But good luck.

Jess Jankowski - Solésence Inc – Board Advisor

No. You won't bump into me at Wrigley Field.

Wayne Ruen - Investor

I'm very disappointed. This was supposed to be a better year. Are we making the same mistakes over and over and over again. And where do we get some optimism for the sales part bothers me a lot. What's the matter with that? And just mistakes we made is not very comforting and I'd like your response, Kevin?

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Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Good morning, Wayne, you might bump into me at Wrigley Field, by the way. But to be -- thank you for your question. And we do take all of these very seriously. So let's start with the first question, which was, are we making some of the same mistakes over and over. I can tell you, Wayne, that there are some areas that we have had a longer time to repair, which is why we made some of the changes that we've made to the organization over the last quarter. So specifically around inventory management, that is an area that has taken us more time than we would like to repair. But with the changes that we've made, we're confident that we're on the right path to fixing that issue. Your other question was related to the revenue and what's going on there. I think, first, let's make sure we're clear, and we didn't talk about it in our prepared remarks. But on a full year basis, we're up $10 million over prior year. So the trend for growth is strong. One of the things that has changed and is really related in part to consumer sentiment and our brand partners desire to be conservative relative to the inventory levels is that they're not giving us the same lead time that they have in the past and they're not stocking inventories at the same level that they had last year. So that had a material impact on a year-over-year basis between what we saw in 2024 in terms of revenue and what we saw in 2025. Rest assured, again, that we have and continue to expect to grow at the top line. So that is something that we're confident in. The final point is to make sure we're clear that, yes, we are taking the profit growth very seriously. It is an important part of the planning that we've done and the adjustments that we've made in terms of structure, and the changes that we've made in terms of some of the other processes that we mentioned during our prepared remarks.

Wayne Ruen - Investor

And how come you waited so long to put out the third quarter? Because normally, you do it the first week?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Yes. Another good question, Wayne. You've got a new leadership team that wanted to make sure we did it right the first time.

Wayne Ruen - Investor

There you go. I said there you go, that's a good idea.

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

That's it. That was the reason.

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Wayne Ruen - Investor

And let's -- do you look for -- do we have possibilities of greater sales reports for the fourth quarter this year?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Our expectation on a full-year basis is that we will see an improvement over prior year. So yes, I think that in total, you'll see a positive revenue versus 2024. So we're staying on that trend, Wayne. So yes.

Wayne Ruen - Investor

Thank you.

Operator

Ronald Richards.

Ronald Richards - Investor

I've got a few questions, but I guess I'll start off with a really simple one. It was a really simple mistake that led to your big lawsuit a couple of years ago. In a contract where there was 1 little sentence that somebody missed. Then this last a quarter or 2 quarters ago, you had this $2 million error because of a screw up on a new order. And this quarter, it's really really simple. And you might think it isn't meaningful, but the announcement for this conference call referred to Central Daylight Time and Eastern Daylight Time. All these things have a common point to them. Just the simple things, details are over. Is this going to improve? Or are we going to continue having a series of simple mistakes that cause the problems we're having?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Thanks, Ron, for the question. First, your first statement related to the lawsuit. I'm presuming you're referencing the BASF lawsuit we'll agree to disagree on that. That wasn't really driven by contractual mistake or error. In fact, it was a decision let's just put it this way, the simplest way for us to put it is just commercial points of difference. And we did settle that in an amicable way with BASF. And that has been an important part of, quite honestly, our ability to continue to scale the Solésence business. On the other 2 points well taken. We certainly know that the details matter. It's an important part of our business. It's one of the things that we mentioned in our prepared remarks around product design and making sure that we have the exacting specifications clearly understood and stated. So thank you for that comment. We are taking those things to heart, and it is an important part of what we're doing to improve the profit performance of the company.

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Stefano Bolis - Investor

Hello. Good morning, and Congratulations, Kevin, for your new role, and thanks to Jess for having any sales vessel during all these years up to this point and what -- okay. My question is the gross margin for this quarter, is this the fact that it's not around or slightly above that 30%. Is this because of this reorganization work that you mentioned initially? Or was there something else?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Yes. Your question related to gross margin is just to be clear, Stefano, and hopefully, you can respond to this. You're asking the cause of the lower gross margin? Is that what you're referring to? Yes. So in part the lower gross margins were related to the expenses with the consolidation that weren't able to be capitalized. But they were also related to the transition that we mentioned. So we have good performance on a year-over-year basis at the direct labor level, where we actually decreased direct labor pretty significantly on a per unit basis and in total. But we are as that transition was occurring to the newer structures, still had higher indirect expenses that we are addressing as we go forward. So that was the -- one of the big drags on the indirect or excuse me, on the gross margin. And I think Laura had mentioned some of the benefits of the changes that we're making. Laura, would you want to comment at all on those?

Laura Riffner - Solésence Inc - Chief Financial Officer

In obviously, the short time I have been with the company, we have taken seriously the indirect costs, and I feel very confident that we are making the changes and having the discussions that are necessary to improve our overall indirect costs. And I expect to see that improvement within the next few quarters and actually sooner than that.

Operator

Tony Ruben.

Tony Ruben - Investor/Analyst

Good morning. This is a couple of questions. But following up on the first gentleman's question, who asked about your sales and margin forecasting. You just said sales would be up in 2025. There -- through the first 3 quarters already up $10 million, as we're basically halfway through Q4, can you shed any light on what sales for the fourth quarter will look like? And what margins will look like as well as give us an outlook in some general sense as to 2026.

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Good morning, Tony. So yes, you're correct. The sales are up $10 million on a 9-month basis. As Laura indicated on a shift in open, and you remember that metric that we've been using, we're projecting around $64 million for the year essentially, which would put us up roughly $12 million for – on a full year basis versus the prior year. We are working through the changes that we mentioned. And so we're very confident in improving the direct margin levels on a continuing basis. That work is well in hand and is yielding the results that we expected. The indirect margins -- or excuse me, indirect costs, I should say, that are contributing to the gross profit level are going to be, as Laura mentioned, work over the next couple of quarters to improve that. So as we improve that over the next couple of quarters, we'd expect the margins to normalize back to levels that we have seen, say, a year ago this quarter. So we do anticipate doing that as we go through the next couple quarters or so. In terms of a projection on 2026, we are -- because of the uncertainty that we're seeing from the marketplace and consumer sentiment, we're going to refrain from giving too much guidance there, except to say that 2 things. 1, we know that, in general, most consumer markets are slowing down and beauty is no exception to that, it is slowing. However, we're still confident that our growth rate will be a multiple of the industry's growth rate. So we'll refrain from saying too much more than that at this point, over the next coming weeks, we do plan on presenting our first investor presentation, Tony. And then that will give more guidance in terms of our expectations, not just for '26, but for the next few years beyond that as well.

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Operator

[Stefano Bolis.]

Stefano Bolis - Investor

Yes. Sorry, a follow-up on indirect cost. So just for future modeling, the level -- the run rate of the SG&A expenses, is it going to stay on this $3 million that we have seen in the last 2 quarters? Or this is due to those one-off impacts that you mentioned uplisting and some credit losses allowances and so on?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Yes. Could you repeat your question? We had a hard time hearing you at the beginning of your question.

Stefano Bolis - Investor

The question is on the expected run rate of the SG&A expenses that from historical levels or at $2 million or below $2 million. And last and this quarter, they are $3 million. Is this the new level? Or there was a lot of components that are one-off?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Yes. I would say for planning purposes, we're operating in that zone on a going-forward basis. I think that some additions to our leadership team are part of that, obviously, to help strengthen the organization and to improve our overall performance. We've obviously added Laura -- we've also added a VP of HR. There's been some other support functions added in there as well.

And generally, for the business as we're operating right now, we have a little higher legal fees than we've had historically, but it is something that we -- given the nature of our business, we've got at least plan for that. Over the next few quarters.

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Jess Jankowski - Solésence Inc – Board Advisor

There was also Stefano, though a significant hit for me. There was a $400,000 you have to take the expenses for severance at one time. So that will not repeat going forward. So right there, that's 15% of that total is not coming back. And we also think that, generally speaking, we are going to have all of our doubtful accounts run through SG&A, not COGS. So we believe we are going to have better experience than that going forward. So that's going to mitigate some of the investments we're making on the other side to do that.

Operator

Tony Ruben.

Tony Ruben – Investor/Analyst

Yes. Hello. Just wanted to follow-up to your question -- to your response, Kevin, on margins. You indicated that you thought margins would get back to a level of a year ago, what is your expected or target 2026 margins? And given all the spends on capital efficiency measures, et cetera, etcetera, you still -- I think no matter what number you say are going to be short of your COVID era margins, where you were in that 40% range. And is that something that we will ever see again, as you mentioned, the company is in your words or to paraphrase a leader in making these complex formulations that the market does want. And just kind of as a side follow-up, I guess I'm trying to cram a lot in here. You mentioned that you will grow at multiples of the industry, but that the industry is softening. And if you could clarify what exactly that means, because it's pretty difficult to parse that.

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Thank you, Tony. There were 3 very important questions there, and we'll try and make sure we answer them all. And I will say to the team that's managing this call. If we fall short, please let Tony re-queue, so I can answer the third question. But let's start at the top on the margins. So our guidance at this point, Tony, we're going to refrain from giving too much guidance on 2026. We will be prepared to provide further guidance soon. But we absolutely expect that our goal is 30% is really the floor for our guidance, not the ceiling. And so just -- that's all we're going to be prepared to say today, at least on 2026. In terms of COVID era margins, one of the things we talked a lot about as a leadership team was what is the margins that we anticipate achieving. We view ourselves as a technology leader, as you mentioned. And quite honestly, the investments that we make in IT that has translated into our growth reinforce that all of the different patents that are unique in terms of a company our size and operating in such a focused market as we do in terms of being able to represent us as a technology company. So we expect to achieve margins in that 40-plus-percent range. That is an objective for our business. We know that, that won't be something we can do overnight. But at the very top of that list, we are doing a much better job at driving direct margin performance and ultimately, with some improvements at the indirect level, we'll be able to improve overall gross margins as well. And I think the third question, I'm looking at Laura. Don't remember—

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Laura Riffner - Solésence Inc - Chief Financial Officer

I don't remember the third question.

Kevin Cureton - Solésence Inc – President and Chief Executive Officer

Tony, if you can re-queue and repeat that. That would be helpful.

Operator

Tony?

Tony Ruben - Investor/Analyst

I think you gave a flavor of what I was asking, I would hope for more specificity, and I would hope 30% would be considered a disaster, not even a floor. With respect to that. I do applaud the company having an investor presentation, presumably to get some institutional share holdings and to articulate the story. As I'm sure you're aware, the stock has plunged in recent weeks, which, as I'm sure everybody on this call and the management team, especially is not happy with, so the ability to provide more clarity going forward, certainly would be appreciated. And frankly, the company has excelled at R&D has been good degraded sales, but has continually failed on operations. So any measures that can really fix those issues and could instill confidence in the community I'm sure, would be rewarded in spades and to the benefit of all. So good luck and god speed and thank you.

Jess Jankowski - Solésence Inc – Board Advisor

Tony. I think his last question that we all forgot was about the multiple of the market to how our growth was going to be?

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Yes. Thank you.

Jess Jankowski - Solésence Inc – Board Advisor

Well somebody's paying attention here.

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Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Well, Jess, you could always have a job helping to answer questions. But -- thank you, Tony, for your comments. And I do think that we will take that phrase well that we've been excellent at R&D and good to great on the sales and marketing sides of the organization. We also accept the criticism that the company needs to improve in operations. And that's really a reflection of a lot of the changes that we've made and announced. It's also reflected in the type of recruiting that we've done over the last 1.5 years in terms of bringing in really excellent people from top organizations that have been in the beauty and personal care industry and understand what it takes to translate the products that we design into finished goods that are meeting or exceeding our profit expectations. In terms of the going forward and what's happening in the industry. So generally, the industry is slowing down. I will say that one of the good parts of our focus is that the SPF infused beauty areas, where we operate are continuing to be strong and they are growing faster generally than the industry. Our benefit has been over the past few years, is that along with the growth of SPF infused beauty, consumers' preference in that space has tended and trended toward mineral-based SPF infused beauty. And you combine that consumer preference with the growth in the industry, that means that generally, mineral-based SPF infused beauty is gaining share against other types of approaches to providing SPF. That said, then further, as you have already mentioned, Tony, our leadership around technology and enabling that technology quite honestly, enables us to have preferential aesthetics in terms of transparency on skin, the lightness of the textures the fullness of coverage when require more transparency and skin-like appearance that our products can deliver all our preferences. And so that has helped us through having some great brand partners to really be able to grow at a multiple of the industry and we continue to expect through our investments in those brand partners to sustain that growth rate.

Operator

Ronald Richards.

Ronald Richards - Investor

I wanted to follow-up with my first question. I didn't really understand this ERC payment. Was that in this Q3 or was that in last year's Q3. I thought you said it was in this year's Q3. Without that payment would -- the financials have been $1.3 million worse?

Laura Riffner - Solésence Inc - Chief Financial Officer

Ron, thank you for your question. The ERC payment was in this quarter -- third quarter of 2025. You are correct. (CORRECTION – PAYMENT WAS IN Q2 2025)

Ronald Richards - Investor

That doesn't sound good total bottom line here.

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Laura Riffner - Solésence Inc - Chief Financial Officer

It would have impacted obviously our bottom line for the third quarter. (CORRECTION – “for the nine months”)

Operator

And ladies and gentlemen, this concludes our Q&A session. I will pass back to Kevin Cureton for concluding remarks.

Kevin Cureton - Solésence Inc - President and Chief Executive Officer

Thank you, Carmen. Back in 2019, when the Consumer Products business was less than $2 million, that was the first time that our company used the phrase, the future of Sun Care is the future of beauty. Looking forward, we believe that remains true. Consider that Sun Care is expected to be 1 of the fastest-growing segments in beauty over the next 5 years. Further mirror, we observe that the ongoing transition of daytime products to incorporate UV protection as a key benefit, enabling longevity, health and wellness. Because of these market dynamics, our technological and product leadership and commitment to driving improvements in operations that will yield significantly improved profitability. We remain confident and committed to delivering best-in-class performance, not just to consumers, but also to our shareholders. In the coming weeks, we will release our first investor presentation. This will help each of you further understand our confidence in our future and the returns that our business can deliver to our investors. Like longevity and health, our process to deliver these results is a journey. We appreciate all of you, who will remain on this journey with us as we believe, like the prior 5 years, the next 5 years will yield dynamic returns for all our investors. Thank you, and have a great day and happy holiday season to all of you.

Operator

And ladies and gentlemen, this concludes our conference. Thank you for participating. You may now disconnect.

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Kevin Cureton

Concluding Remarks

Back in 2019, when the consumer products business was less than $2 million, was the first time our company used the phrase, “the future of sun care is the future of beauty.”

Looking forward, we believe that this remains true. Consider that sun care is expected to be one of the fastest growing segments in beauty over the next five years. Furthermore, we observe the ongoing transition of daytime products to incorporate UV protection as a key benefit, enabling longevity, health, and wellness. Because of these market dynamics, our technological and product leadership, and commitment to driving improvements and operations that will yield significantly improved profitability, we remain confident and committed to delivering best-in-class performance not just to consumers but also to our shareholders.

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In the coming weeks, we will release our first investor presentation. This will help each of you further understand our confidence in our future and the returns that our business can deliver to our investors.

Like longevity and health, our process to deliver these results is a journey. We appreciate all of you who will remain on this journey with us, as we believe, like the prior five years, the next five years will yield dynamic returns for our investors.

Thank you and have a great day and happy holiday season to all of you.

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